As filed with the Securities and Exchange Commission on January 23, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	82 Running Hill Road South Portland, Maine 04106	04-3363001
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification Number)

FAIRCHILD SEMICONDUCTOR 2007 STOCK PLAN

(Full Title of the Plan)

Paul D. Delva

Senior Vice President and General Counsel

Fairchild Semiconductor International, Inc.

82 Running Hill Road

South Portland, Maine 04106

(Name and address of agent for service)

(207) 775-8100

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $.01 per share	5,868,063 shares	$12.43	$72,940,023	$2,866.54

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, there is also being registered such additional number of shares of Common Stock as may be issued pursuant to the foregoing Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock, and any other securities with respect to which the outstanding shares are converted or exchanged. Amount to be registered represents 3,380,305 shares plus 2,487,758 shares authorized and remaining available for issuance under the Fairchild Semiconductor Stock Plan as of May 2, 2007.
(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) promulgated under the Securities Act of 1933 on the basis of the average of the high and low selling prices for shares of Common Stock on the New York Stock Exchange on January 15, 2008, which was $12.43.
(3)	In accordance with Rule 457(p) of the Securities Act, the entire filing fee of $2,866.54 is offset and paid from $4,642.35 of the registration fee that was paid and unused in connection with the Registrant’s Form S-8 related to the Fairchild Semiconductor Stock Plan filed with the Commission on January 23, 2007 (File no. 333-140145), and which is being applied against the total registration fee required hereunder.

INTRODUCTION

This registration statement on Form S-8 is filed by Fairchild Semiconductor International, Inc., a Delaware corporation (the “Registrant” or the “Company”), and registers shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), which may be issued in connection with the plan set forth on the facing page of this registration statement.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents, which we have filed with the SEC, are incorporated by reference into this registration statement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2006 (SEC File No. 001-15181), filed March 1, 2007.

(b) All reports we have filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2006; and

(c) The description of our Common Stock set forth under the caption “Description of Registrant’s Securities to be Registered” contained in our registration statement on Amendment No. 1 to Form 8-A (SEC File No. 001-15181), filed May 16, 2003, and including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of Common Stock registered on this registration statement have been sold or (2) effects the deregistration of the balance of such shares then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents. Provided, however, that (1) in each fiscal year during which the offering made by this registration statement is in effect, the documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of the Company’s Annual Report on Form 10-K for such fiscal year shall not be incorporated documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K; and (2) any statement contained herein or in an incorporated document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 also provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Bylaws provide for the indemnification by the corporation of any person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation’s board of directors or its designee as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, to the fullest extent authorized by law, including but not limited to the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) (“Delaware General Corporation Law”), against all expenses, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or Proceeding (or part thereof) initiated by such person only if such action, suit or Proceeding (or part thereof) initiated by such person was authorized by the board of directors of the corporation.

Our Bylaws provide for the indemnification by the corporation of any employee or agent who is not an officer or director of the corporation or a subsidiary, who was, is, or is threatened to be made party to a Proceeding, to the fullest extent authorized by Delaware General Corporation Law against all expenses, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or Proceeding (or part thereof) initiated by such person only if such action, suit or Proceeding (or part thereof) initiated by such person was authorized by the board of directors of the corporation.

Our Bylaws also provide that the rights conferred on any person by the indemnification provisions thereof shall not be deemed exclusive of and shall be in addition to any other rights to which such person may be entitled as a matter of law or under any bylaw, agreement, vote of stockholders or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or for any transaction from which the director derived an improper personal benefit. Our Second Restated Certificate of Incorporation contains a provision so limiting the personal liability of our directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Second Restated Certificate of Incorporation (incorporated by reference to our quarterly report on Form 10-Q for the quarter ended March 28, 2004, filed May 7, 2004 (File No. 001-15181)).

4.2	Bylaws of Fairchild Semiconductor International, Inc., as amended by the Board of Directors through December 5, 2007 (incorporated by reference to our current report on Form 8-K, filed December 11, 2007 (File No. 001-15181)).

5	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section

15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on January 23, 2008.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, except Robin A. Sawyer, constitutes and appoints Paul D. Delva and Robin A. Sawyer, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his or her agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Thompson	President and Chief Executive Officer, and Director	January 23, 2008
Mark S. Thompson	(principal executive officer)

/s/ Mark S. Frey	Executive Vice President and Chief Financial Officer	January 23, 2008
Mark S. Frey	(principal financial officer)

/s/ Robin A. Sawyer	Vice President, Corporate Controller	January 23, 2008
Robin A. Sawyer	(principal accounting officer)

/s/ William N. Stout	Chairman of the Board and Director	January 23, 2008
William N. Stout

/s/ Richard A. Aurelio	Director	January 23, 2008
Richard A. Aurelio

/s/ Charles P. Carinalli	Director	January 23, 2008
Charles P. Carinalli

/s/ Robert F. Friel	Director	January 23, 2008
Robert F. Friel

/s/ Thomas L. Magnanti	Director	January 23, 2008
Thomas L. Magnanti

/s/ Kevin J. McGarity	Director	January 23, 2008
Kevin J. McGarity

/s/ Bryan R. Roub	Director	January 23, 2008
Bryan R. Roub

/s/ Ronald W. Shelly	Director	January 23, 2008
Ronald W. Shelly

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Restated Certificate of Incorporation. (1)

4.2	Bylaws of Fairchild Semiconductor International, Inc., as amended by the Board of Directors through December 5, 2007. (2)

5	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included on the signature page).

(1)	Incorporated by reference to our quarterly report on Form 10-Q for the quarter ended March 28, 2004, filed May 7, 2004 (File No. 001-15181).
(2)	Incorporated by reference to our current report on Form 8-K, filed December 11, 2007 (File No. 001-15181).